Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PayPal Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	32,030,517	$64.42(2)	$2,063,405,905.14(2)	$.00011020	$227,387.33

Total Offering Amounts					$2,063,405,905.14		$227,387.33

Total Fee Offsets							$0

Net Fee Due							$227,387.33

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of PayPal Holdings, Inc. (the “Company”) that become issuable under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of the common stock of the Company.

(2)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sale prices of the common stock reported on the NASDAQ Global Select Market on June 15, 2023.